Exhibit 10.5.3

Verigy US Inc. 10100 N. Tantau Cupertino, CA 95014-2540 408 864 2900 telephone www.verigy.com

June 4, 2008

Keith Barnes

President and CEO

Verigy US Inc.

Dear Keith,

This is to confirm our understanding of the modification of your allowance for temporary living expenses.

The Compensation Committee of the Verigy Board of Directors has agreed to a continuation of your temporary living allowance through April 30, 2011.  This is a 24 month extension of your current arrangement in which you pay your temporary living expenses directly.  Under this arrangement, your pre-tax monthly income is increased by $12,000, which equates to approximately $6,500 per month after taxes.

You acknowledge and agree that the two-year extension of this benefit, whether or not actually paid, is in lieu of any relocation benefits to which you might otherwise be entitled.

In the event your employment with Verigy ceases for any reason, other than for Cause (as defined in the Amended & Restated Severance Agreement between you and Verigy dated on March 7, 2008), the remaining unpaid portion of temporary living allowance shall become due and payable.  If your employment terminates for Cause before April 30, 2011, any unpaid portion of the temporary living allowance shall be forfeited.

Please note your acceptance of this change below and contact me with any questions.

Regards,

Kristen Robinson

VP Human Resources

I have read, and accept and agree to, the terms set forth in this letter,

/s/ Keith Barnes	Date:	June 4, 2008
Keith Barnes